Exhibit 99.1

FOSTER WHEELER REPORTS VERY SOLID RESULTS FOR

FOURTH QUARTER AND FULL YEAR OF 2009

ZUG, SWITZERLAND, February 25, 2010 — Foster Wheeler AG (Nasdaq: FWLT) today reported net income for the fourth quarter of 2009 of $65.1 million, or $0.51 per diluted share, compared with $99.9 million, or $0.75 per diluted share, in the fourth quarter of 2008.  Net income in both quarterly periods was impacted by  asbestos-related items as detailed in the attached table.  Excluding such items from both quarterly periods, net income in the fourth quarter of 2009 was $86.2 million, or $0.67 per diluted share, compared with $137.2 million, or $1.03 per diluted share, in the fourth quarter of 2008.  The non-cash asbestos provision in the fourth quarter of 2009 reflected an increased estimate of costs for the period 2010 through 2024, primarily related to defense costs.

Fourth-quarter 2009 consolidated EBITDA (earnings before interest expense, income taxes, depreciation and amortization) was $108.1 million, compared with $105.1 million in the fourth quarter of 2008. Consolidated EBITDA in both quarterly periods was also impacted by asbestos-related items as detailed in the attached table.  Excluding such items from both quarterly periods, consolidated EBITDA in the fourth quarter of 2009 was $129.2 million, compared with $142.4 million in the fourth quarter of 2008.

For the full year 2009, net income was $350.2 million, or $2.75 per diluted share, compared with $526.6  million, or $3.68 per diluted share, in 2008.   For the full year 2009, consolidated EBITDA was $503.8  million, compared with $686.1 million in 2008.  Net income and consolidated EBITDA in 2009 and 2008 were impacted by asbestos-related items as detailed in the attached table.  Excluding such items from both periods, net income in 2009 was $376.5 million, or $2.96 per diluted share, compared with $533.2 million, or $3.73 per diluted share, in 2008; and consolidated EBITDA in 2009 was $530.2 million, compared with $692.7 million in 2008.

The following tables present quarterly and average quarterly data, both as reported and as adjusted.  The company believes that quarterly averages provide meaningful comparative relevance for certain key metrics in light of the significant quarter-to-quarter variability that is inherent in the company’s financial results.

(in millions)	Q4 2009	Qtrly Avg. 2009	Q4 2008	Qtrly Avg. 2008
Net income	$65	$87	$100	$132
Net income, as adjusted	$86	$94	$137	$133
Consolidated EBITDA	$108	$126	$105	$172
Consolidated EBITDA, as adjusted	$129	$133	$142	$173

In commenting on the operating performance of the company’s two business groups in the fourth quarter of 2009, Foster Wheeler’s Chairman and Chief Executive Officer Raymond J. Milchovich said, “Even though EBITDA for each of the two groups was below the record-high average quarter of 2008, the operating and commercial performance of both E&C and GPG continued to be excellent.  Furthermore, each group continued to do a very good job of capturing available market opportunities.  In addition, the company’s cash position continued its sequential-quarter build, reaching $1 billion at the end of the fourth quarter of 2009.”

Milchovich added, “For much of 2009, we publicly stated that our financial results were subject to the impact of non-operating items relative to 2008.  We clearly witnessed those unfavorable impacts on our pre-tax income for the full year and the fourth quarter of 2009.”

The impact of such non-operating items on the company’s pretax income in 2009 as compared with 2008 amounted to approximately $102.0 million, consisting of an unfavorable currency translation of approximately $48 million, a $34.2 million reduction in interest income and a $19.3 million increase in pension expense.

The impact of such non-operating items on the company’s pretax income in the fourth quarter of 2009 as compared with the average quarter of 2008, was approximately $18 million, consisting of an $8.4 million reduction in interest income, an unfavorable currency translation impact of approximately $5 million, and a $4.6 million increase in pension expense.

In addition, pre-tax income in the fourth quarter of 2009 was impacted by a charge of $9.8 million for severance costs, $6.1 million of which is associated with right-sizing the company’s Global Engineering and Construction Group during the first half of 2010.  Further, a higher effective tax rate in the fourth quarter of 2009 versus the effective tax rate for the average quarter of 2008 reduced net income by approximately $12 million.

Global Engineering and Construction (E&C) Group

(dollars in millions)	Q4 2009	Qtrly Avg. 2009	Q4 2008	Qtrly Avg. 2008
New orders booked (FW Scope)	$395	$494	$288	$526
Operating revenues (FW Scope)	$489	$478	$534	$558
Segment EBITDA	$95	$105	$123	$134
EBITDA Margin (FW Scope)	19.4%	22.0%	23.0%	24.0%

•                  EBITDA in the fourth quarter of 2009 reflects a gain of $11.3 million for the settlement of a prior claim and a charge of $6.1 million for anticipated severance costs.

•                  New orders booked in Foster Wheeler scope were below the average quarter of 2008, reflecting slippage of expected awards combined with routine quarterly variability.

•                  Scope operating revenues were below the average quarter of 2008 due primarily to lower volumes of work executed.

Global Power Group (GPG)

(dollars in millions)	Q4 2009	Qtrly Avg. 2009	Q4 2008	Qtrly Avg. 2008
New orders booked (FW Scope)	$214	$150	$180	$334
Operating revenues (FW Scope)	$216	$251	$417	$424
Segment EBITDA	$52	$49	$42	$60
EBITDA Margin (FW Scope)	24.1%	19.3%	10.1%	14.1%

•                  EBITDA in the fourth quarter of 2009 was below the average quarter of 2008 due to lower volumes of work.

•                  New orders in Foster Wheeler scope were below the average quarter of 2008 but showed a trend of continued sequential-quarter improvement that began in the third quarter of 2009.

•                  Scope operating revenues were below the average quarter of 2008 due to lower volumes of work executed.

In commenting on the company’s market outlook, Milchovich said, “In our Global E&C Group, we continue to have a very good prospect list, and our clients appear to be committed to moving forward with prospective projects.    However, the slowing that we saw in the market in late 2008 and 2009 — combined with increased competitive pressure — will likely have an unfavorable effect on E&C in 2010.

“We do not expect that the workforce adjustments associated with the $6.1 million severance charge will have a material impact on E&C scope revenues in 2010.   Assuming an accelerated pace of new orders in

the second half of 2010, the EBITDA margin on scope revenue for this business is likely to be in the range of 18% to 20% for the full year.  This expected decline in margin, as compared to 2009, will likely result from competitive pressure and, to a lesser extent, some degree of inefficient utilization of manpower relative to 2009 caused by delays in the timing of prospect awards,” said Milchovich.

“In our Global Power Group, we expect 2010 to be a transitional year,” he continued. “To the extent that global GDP and power demand continue to recover from the low levels of 2009, we would expect to see a continued rebound in new orders as 2010 progresses.  In GPG, we expect EBITDA margin on scope revenue to be in the range of 16% to 18% in 2010,” said Milchovich.

Share Repurchase Program

On September 12, 2008, the company announced that its board of directors had authorized a $750 million share repurchase program.  The company purchased no shares under the program during the fourth  quarter of 2009.   To date, the company has purchased 18.1 million common shares and has approximately $265 million remaining under the existing authorization.

Net Income Attributable to Foster Wheeler AG

All references to net income in this news release indicate net income attributable to Foster Wheeler AG.

Calculation of EBITDA

EBITDA is a supplemental financial measure not defined in generally accepted accounting principles, or GAAP.  The Company defines EBITDA as net income attributable to Foster Wheeler AG before interest expense, income taxes, depreciation and amortization.  The Company has presented EBITDA because it believes it is an important supplemental measure of operating performance.  Certain covenants under our current and prior senior credit agreements use an adjusted form of EBITDA such that in the covenant calculations the EBITDA as presented herein is adjusted for certain unusual and infrequent items specifically excluded in the terms of our current and prior senior credit agreements.  The Company believes that the line item on its consolidated statement of operations entitled “net income attributable to Foster Wheeler AG” is the most directly comparable GAAP financial measure to EBITDA.  Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income attributable to Foster Wheeler AG as an indicator of operating performance or any other GAAP financial measure.

EBITDA, as calculated by the Company, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As EBITDA excludes certain financial information that is included in net income attributable to Foster Wheeler AG, users of this financial information should consider the type of events and transactions that are excluded.

The Company’s non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•              It does not include interest expense.  Because the Company has borrowed money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted the Company in generating revenue.  Therefore, any measure that excludes interest expense has material limitations;

•              It does not include taxes.  Because the payment of taxes is a necessary and ongoing part of the Company’s operations, any measure that excludes taxes has material limitations; and

•              It does not include depreciation and amortization.  Because the Company must utilize property, plant and equipment and intangible assets in order to generate revenues in its operations, depreciation and amortization are necessary and ongoing costs of its operations.  Therefore, any measure that excludes depreciation and amortization has material limitations.

Calculation of EBITDA Margin

Segment EBITDA margin is calculated by dividing business unit operating revenues in Foster Wheeler Scope into business unit EBITDA.

Foster Wheeler Scope

Foster Wheeler Scope represents that portion of unfilled orders, new orders booked and operating revenues on which profit can be earned.  Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the Company as agent or principal on a reimbursable basis.  The Company began comprehensively reporting Foster Wheeler Scope as of 2005.

Conference Call Information

Foster Wheeler AG plans to hold a conference call today, Thursday, February 25, at 6:00 p.m. Central European Time (12:00 p.m. Eastern Standard Time in the U.S.) to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2009.

The call will be accessible to the public by telephone or webcast, and the company will post an accompanying slide presentation in the investor relations section of its website (www.fwc.com). To listen to the call by telephone, dial 973-935-8752 (conference I.D. No. 50918983) approximately ten minutes before the call.  The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com.

A replay of the call will be available on the company’s website as well as by telephone.  The replay can be accessed on the company’s website for four weeks following the call.  The replay will be available by telephone for one week following the call and can be accessed by dialing 706-645-9291 (replay passcode 50918983 required).

Foster Wheeler AG is a global engineering and construction contractor and power equipment supplier delivering technically advanced, reliable facilities and equipment. The Company employs approximately 14,000 talented professionals with specialized expertise dedicated to serving clients through one of its two primary business groups. The Company’s Global Engineering and Construction Group designs and constructs leading-edge processing facilities for the upstream oil and gas, LNG and gas-to-liquids, refining, chemicals and petrochemicals, power, environmental, pharmaceuticals, biotechnology and healthcare industries.  The Company’s Global Power Group is a world leader in combustion and steam generation technology that designs, manufactures and erects steam generating and auxiliary equipment for power stations and industrial facilities and also provides a wide range of aftermarket services.  The Company is based in Zug, Switzerland, and its operational headquarters office is in Geneva, Switzerland.   For more information about Foster Wheeler, please visit our Web site at www.fwc.com.

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10-409

Safe Harbor Statement

Foster Wheeler AG news releases may contain forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates.  These include statements regarding the Company’s expectations about revenues (including as expressed by its backlog), its liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty.  The Company cautions that a variety of factors, including but not limited to the factors described in the Company’s most recent Annual Report on Form 10-K, which was filed with the U.S. Securities and Exchange Commission and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: benefits, effects or results of the Company’s redomestication or the relocation of the Company’s principal executive offices to Geneva, Switzerland; further deterioration in the economic conditions in the United States and other major international economies, changes in investment by the oil and gas, oil refining, chemical/petrochemical and power generation industries, changes in the financial condition of its customers, changes in regulatory environments, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, compliance with laws and regulations relating to its global operations, currency fluctuations, war and/or terrorist attacks on facilities either owned by the Company or where equipment or services are or may be provided by the Company, interruptions to shipping lanes or other methods of transit, outcomes of pending and future litigation, including litigation regarding the Company’s liability for damages and insurance coverage for asbestos exposure, protection and validity of its patents and other intellectual property rights, increasing competition by non-U.S. and U.S. companies, compliance with its debt covenants, recoverability of claims against its customers and others by the Company and claims by third parties against the Company, and changes in estimates used in its critical accounting policies.  Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.  Most of these factors are difficult to predict accurately and are generally beyond the Company’s control.  You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company.  The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:

Media	Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com

Investor Relations	Scott Lamb	908-730-4155	E-mail: scott_lamb@fwc.com

Other Inquiries		908 730 4000	fw@fwc.com

Foster Wheeler AG  and  Subsidiaries

Consolidated Statement of Operations

(in thousands of dollars, except share data and per share amounts)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2009	December 26, 2008	December 31, 2009	December 26, 2008

Operating revenues	$1,266,631	$1,639,189	$5,056,334	$6,854,290
Cost of operating revenues	1,084,532	1,435,990	4,297,687	5,958,644
Contract profit	182,099	203,199	758,647	895,646

Selling, general and administrative expenses	80,754	65,112	294,907	283,883
Other income, net	(22,062)	(17,966)	(52,263)	(53,001)
Other deductions, net	11,224	29,262	30,931	54,382
Interest income	(2,736)	(9,588)	(10,535)	(44,743)
Interest expense	4,005	1,417	14,122	17,621
Net asbestos-related provision	21,114	37,345	26,365	6,607
Income before income taxes	89,800	97,617	455,120	630,897
Provision/(benefit) for income taxes	26,137	(7,655)	93,762	97,028
Net income	63,663	105,272	361,358	533,869
Less: Net income attributable to noncontrolling interests	(1,428)	5,390	11,202	7,249
Net income attributable to Foster Wheeler AG	$65,091	$99,882	$350,156	$526,620

Shares Outstanding:
Weighted-average number of shares outstanding for basic earnings per share	127,104,838	132,654,157	126,541,962	141,149,590

Weighted-average number of shares outstanding for diluted earnings per share	127,902,133	133,212,830	127,174,611	143,104,030

Earnings per share:
Basic	$0.51	$0.75	$2.77	$3.73
Diluted	$0.51	$0.75	$2.75	$3.68

Foster Wheeler AG and Subsidiaries

Consolidated Balance Sheet

(in thousands of dollars)

(unaudited)

	December 31,	December 26,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$997,158	$773,163
Short-term investments	—	2,448
Accounts and notes receivable, net:
Trade	526,525	608,994
Other	117,718	95,633
Contracts in process	219,774	241,135
Prepaid, deferred and refundable income taxes	46,478	31,667
Other current assets	33,902	37,146
Total current assets	1,941,555	1,790,186
Land, buildings and equipment, net	398,132	383,209
Restricted cash	34,905	22,737
Notes and accounts receivable — long-term	1,571	1,788
Investments in and advances to unconsolidated affiliates	228,030	210,776
Goodwill	88,702	62,165
Other intangible assets, net	73,029	59,874
Asbestos-related insurance recovery receivable	244,265	281,540
Other assets	87,781	82,223
Deferred tax assets	89,768	116,756
TOTAL ASSETS	$3,187,738	$3,011,254

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current Liabilities:
Current installments on long-term debt	$36,930	$24,375
Accounts payable	303,436	365,347
Accrued expenses	280,861	303,813
Billings in excess of costs and estimated earnings on uncompleted contracts	600,725	750,233
Income taxes payable	60,052	44,846
Total current liabilities	1,282,004	1,488,614

Long-term debt	175,510	192,989
Deferred tax liabilities	62,956	66,114
Pension, postretirement and other employee benefits	270,269	320,959
Asbestos-related liability	352,537	355,779
Other long-term liabilities	171,405	157,933
Commitments and contingencies
TOTAL LIABILITIES	2,314,681	2,582,388

Temporary Equity:
Non-vested share-based compensation awards subject to redemption	2,570	7,586
TOTAL TEMPORARY EQUITY	2,570	7,586

Equity:
Preferred shares	—	—
Common shares	—	1,262
Registered shares	329,402	—
Paid-in capital	617,938	914,063
Retained earnings/(accumulated deficit)	322,181	(27,975)
Accumulated other comprehensive loss	(438,004)	(494,788)
TOTAL FOSTER WHEELER AG SHAREHOLDERS’ EQUITY	831,517	392,562
Noncontrolling Interests	38,970	28,718
TOTAL EQUITY	870,487	421,280
TOTAL LIABILITIES, TEMPORARY EQUITY AND EQUITY	$3,187,738	$3,011,254

Foster Wheeler AG and Subsidiaries

Business Segments

(in thousands of dollars)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2009	December 26, 2008	December 31, 2009	December 26, 2008
Global Engineering & Construction Group
Backlog - in future revenues	$3,512,700	$4,326,800	$3,512,700	$4,326,800
New orders booked - in future revenues	524,700	398,700	2,870,700	2,707,500
Operating revenues	1,047,847	1,219,091	4,040,082	5,147,227
EBITDA	95,142	122,626	421,186	535,602

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	1,480,100	1,374,500	1,480,100	1,374,500
New orders booked - in Foster Wheeler Scope	395,000	288,100	1,975,200	2,102,900
Operating revenues - in Foster Wheeler Scope	489,314	533,680	1,910,997	2,233,125

Global Power Group
Backlog - in future revenues	600,100	1,177,600	600,100	1,177,600
New orders booked - in future revenues	216,300	182,800	611,000	1,348,500
Operating revenues	218,784	420,098	1,016,252	1,707,063
EBITDA	51,875	41,961	194,027	239,508

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	588,500	1,164,800	588,500	1,164,800
New orders booked - in Foster Wheeler Scope	214,200	179,900	599,900	1,336,800
Operating revenues - in Foster Wheeler Scope	215,591	417,103	1,004,123	1,695,209

Corporate & Finance Group (2)
EBITDA	(38,934)	(59,511)	(111,414)	(89,043)

Consolidated
Backlog - in future revenues	4,112,800	5,504,400	4,112,800	5,504,400
New orders booked - in future revenues	741,000	581,500	3,481,700	4,056,000
Operating revenues	1,266,631	1,639,189	5,056,334	6,854,290
EBITDA	108,083	105,076	503,799	686,067

Foster Wheeler Scope (1):
Backlog - in Foster Wheeler Scope	2,068,600	2,539,300	2,068,600	2,539,300
New orders booked - in Foster Wheeler Scope	609,200	468,000	2,575,100	3,439,700
Operating revenues - in Foster Wheeler Scope	704,905	950,783	2,915,120	3,928,334

(1)     Foster Wheeler Scope represents that portion of backlog, new orders booked and operating revenues on which profit can be earned.  Foster Wheeler Scope excludes revenues relating to third-party costs incurred by the company as agent or principal on a reimbursable basis.

(2)     Includes intersegment eliminations.

Foster Wheeler AG and Subsidiaries

Reconciliations of EBITDA and Foster Wheeler Scope

(in thousands of dollars)

(unaudited)

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2009	December 26, 2008	December 31, 2009	December 26, 2008
Reconciliation of EBITDA to Net Income*
EBITDA:
Global Engineering & Construction	$95,142	$122,626	$421,186	$535,602
Global Power Group	51,875	41,961	194,027	239,508
Corporate & Finance Group	(38,934)	(59,511)	(111,414)	(89,043)
Consolidated EBITDA	108,083	105,076	503,799	686,067
Less: Interest expense	4,005	1,417	14,122	17,621
Less: Depreciation/amortization (1)	12,850	11,432	45,759	44,798
Less: Provision/(benefit) for income taxes	26,137	(7,655)	93,762	97,028
Net income*	$65,091	$99,882	$350,156	$526,620

Reconciliation of Foster Wheeler Scope Operating
Revenues to Operating Revenues

Global Engineering & Construction Group
Foster Wheeler Scope operating revenues	$489,314	$533,680	$1,910,997	$2,233,125
Flow-through revenues	558,533	685,411	2,129,085	2,914,102
Operating revenues	1,047,847	1,219,091	4,040,082	5,147,227

Global Power Group
Foster Wheeler Scope operating revenues	215,591	417,103	1,004,123	1,695,209
Flow-through revenues	3,193	2,995	12,129	11,854
Operating revenues	218,784	420,098	1,016,252	1,707,063

Consolidated
Foster Wheeler Scope operating revenues	704,905	950,783	2,915,120	3,928,334
Flow-through revenues	561,726	688,406	2,141,214	2,925,956
Operating revenues	$1,266,631	$1,639,189	$5,056,334	$6,854,290

(1) The depreciation / amortization by business segment:

	Fiscal Quarters Ended		Fiscal Twelve Months Ended
	December 31, 2009	December 26, 2008	December 31, 2009	December 26, 2008
Global Engineering & Construction Group	$7,063	$6,007	$23,377	$22,530
Global Power Group	5,376	5,059	20,845	20,846
Corporate & Finance Group	411	366	1,537	1,422
Total depreciation / amortization	$12,850	$11,432	$45,759	$44,798

* Net income attributable to Foster Wheeler AG.

Foster Wheeler AG and Subsidiaries

EBITDA, Net Income* and Diluted Earnings Per Share Reconciliation

(in thousands of dollars, except per share amounts)

(unaudited)

	Fiscal Quarters Ended
	December 31, 2009			December 26, 2008
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income*	Per Share	EBITDA	Net Income*	Per Share
As adjusted	$129,197	$86,205	$0.67	$142,421	$137,227	$1.03

Adjustments:
Net asbestos-related provision	(21,114)	(21,114)	(0.16)	(37,345)	(37,345)	(0.28)

As reported	$108,083	$65,091	$0.51	$105,076	$99,882	$0.75

	Fiscal Twelve Months Ended
	December 31, 2009			December 26, 2008
			Diluted Earnings			Diluted Earnings
	EBITDA	Net Income*	Per Share	EBITDA	Net Income*	Per Share
As adjusted	$530,164	$376,521	$2.96	$692,674	$533,227	$3.73

Adjustments:
Net asbestos-related provision	(26,365)	(26,365)	(0.21)	(6,607)	(6,607)	(0.05)

As reported	$503,799	$350,156	$2.75	$686,067	$526,620	$3.68

*Net income attributable to Foster Wheeler AG.

Foster  Wheeler AG and Subsidiaries

Average Calculations

(in thousands of dollars)

(unaudited)

	2008 Full Year Amount	2008 Quarterly Average Amount*	2009 Full Year Amount	2009 Quarterly Average Amount*

Consolidated
Net income **	$526,620	$131,655	$350,156	$87,539
Adjusted net income **	533,227	133,307	376,521	94,130
Consolidated EBITDA	686,067	171,517	503,799	125,950
Consolidated EBITDA, as adjusted	692,674	173,169	530,164	132,541

Global Engineering & Construction Group
New orders booked - in Foster Wheeler Scope	$2,102,900	$525,725	$1,975,200	$493,800
Operating revenues - in Foster Wheeler Scope	2,233,125	558,281	1,910,997	477,749
Segment EBITDA	535,602	133,901	421,186	105,297
EBITDA margin	24.0%	24.0%	22.0%	22.0%

Global Power Group
New orders booked - in Foster Wheeler Scope	$1,336,800	$334,200	$599,900	$149,975
Operating revenues - in Foster Wheeler Scope	1,695,209	423,802	1,004,123	251,031
Segment EBITDA	239,508	59,877	194,027	48,507
EBITDA margin	14.1%	14.1%	19.3%	19.3%

* To calculate the quarterly average dollar amounts, the company divided reported annual figures by four.

** Net income attributable to Foster Wheeler AG.